Exhibit 99.1

            News Release

            For Immediate Release

WYNN MACAU LIMITED REMOVES KAZUO OKADA FROM BOARD OF DIRECTORS

Macau, February 24, 2012— Wynn Macau, Limited, a subsidiary of Wynn Resorts, Limited, today announced that its Board of Directors met today to review Mr. Kazuo Okada’s status as a Director of the Company.  All of the other Directors voted unanimously to remove Mr. Okada from the Board and the removal is effective immediately.

The Board of Directors issued the following joint statement:

“The Board considered the information disclosed by Wynn Resorts, Limited concerning the independent report (as further described in the 20 February Announcement) commissioned by the Compliance Committee of Wynn Resorts, Limited. After due consideration of the independent report, taking into account the Company’s high ethical standards, the Board determined that it was obligated to remove Mr. Okada as a non-executive Director given the unacceptable conduct by Mr. Okada, his employees and associates detailed in the independent report. Accordingly, the Board resolved to remove Mr. Okada as a non-executive Director of the Company.”

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About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes.

Our Las Vegas operations (Wynn Las Vegas and Encore) feature two luxury hotel towers with a total of 4,750 spacious hotel rooms, suites and villas, an approximately 186,000 square feet of casino space, 35 food and beverage outlets featuring signature chefs, an on-site 18-hole golf course, meeting space, a Ferrari and Maserati dealership, approximately 97,000 square feet of retail space as well as two showrooms; four nightclubs and a beach club.

Our Macau resort is a resort destination casino located in the Macau Special Administrative Region of the People's Republic of China with two luxury hotel towers (Wynn Macau and Encore) with a total of 1,008 spacious rooms and suites, approximately 265,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 54,200 square feet of retail space, recreation and leisure facilities, including two health clubs and spas, a pool.

For media enquiries, please contact:

Wynn Macau

Katharine Liu, Director – Communications Tel: (853) 8986 5521 / Email: katharine.liu@wynnmacau.com